Exhibit 99.2
FOR IMMEDIATE RELEASE
November 5, 2013

Almost Family, Inc. Signs Definitive Agreement
to Acquire SunCrest HealthCare
Major acquisition is largest in Company history

In a separate release today, Almost Family reported its third quarter 2013 results.

Louisville, KY, November 5, 2013 – Almost Family, Inc. (Nasdaq: AFAM), a leading provider of home health nursing services, today announced that it has signed a definitive agreement to acquire the stock of SunCrest HealthCare. SunCrest, a provider of skilled home health and personal care services generated over $150 million in revenue in 2012 and currently operates over 75 branch locations in nine states. With this acquisition, Almost Family will operate over 240 branches across 14 states and its annual net revenue run rate is expected to approach the $500 million mark.

Strategic Rationale for the Transaction
•	Provides additional scale with $150 million in annual revenues: $134 million in home health and $16 million in Personal Care
•	Adds a new Southeast geographic cluster across Tennessee, Georgia and Mississippi, adjacent to existing locations
•	Significantly expands AFAM’s current clusters in Florida, the Northeast and Midwest
•	Complements Imperium ACO acquisition by adding home health services to certain Imperium locations and expands geographic opportunities for home health and ACO overlay
•	Offers home office and branch-level synergies between $10 million and $13 million

Third Quarter Earnings Announcement
In a separate release today Almost Family announced its financial results for the three and nine months ended September 30, 2013. The Company is reporting and commenting on its earnings in a separate simultaneously released statement to provide clarity to investors on both its earnings and the transaction separately.

Company Comments on the Transaction
William B. Yarmuth, Chairman and CEO of Almost Family, Inc., noted, “We are extremely pleased to announce the combination of SunCrest and Almost Family and to welcome the employees, patients and referral sources of SunCrest to our growing family of home care companies. The SunCrest brands have long standing franchise value and we intend to continue our practice of maintaining acquired brands in the local markets. We believe this transaction is an outstanding fit consistent with our stated development goals of building strong brand presence with tight geographic density and operational span of control.”

Wally Dant, CEO of SunCrest, stated, “The similarities in our cultures and our values make Almost Family the ideal merger partner and we can rest assured that the future of SunCrest is in the right hands. Almost Family’s industry-leading qualities, in particular its tradition of being an advocate for the needs of its patients, are an excellent match for our patients, employees and referral sources. Combined, Almost Family and SunCrest are well positioned to build upon the strength of our branch networks and expand our market presence.”

SunCrest operates Medicare-certified home health agency locations in nine eastern states. SunCrest is one of the largest home health provider chains in Tennessee with 27 branches generating over $60 million in annual revenues. Additionally, SunCrest is a major provider in Florida with annual revenues over $43 million.

The SunCrest transaction furthers the Company’s objective of balancing its geographic coverage. In addition to bringing the Company a strong Southeast cluster, SunCrest will significantly increase the Company’s presence in Pennsylvania with 7 branches and over $14 million in revenue, complement the Company’s recent Indiana acquisition with branches in new service territory and complement the Company’s recent Imperium ACO investment with home health service capabilities in Indiana and Illinois. Finally, SunCrest’s Tennessee operations include approximately $16 million of revenue generated in six branches that will be classified in Almost Family’s personal care segment.

The total purchase price for the stock is $75.5 million, subject to a working capital adjustment. The transaction will be funded primarily from Almost Family’s existing cash and borrowings from its senior secured revolving credit facility. Almost Family expects the transaction to be completed during the fourth quarter, subject to regulatory approvals and the satisfaction of customary closing conditions. The acquisition is not expected to contribute significantly to earnings in 2013 but is expected to be accretive to EPS in 2014.

In the twelve months ended December 31, 2012 SunCrest’s continuing operations generated revenues of $150.5 million and branch level contribution (before home office and one-time items) of $22.6 million including depreciation of $0.8 million. For the same period, SunCrest’s home office costs before one-time items were approximately $19.4 million including depreciation and amortization of $1.2 million. Almost Family expects transition of home office functions and integration activities to take place over the course of 2014. Based on SunCrest’s 2012 home office costs, the Company would expect home office synergies between $9 million and $10 million. Branch level synergies are expected to be between $1 million and $3 million principally in Florida. One-time transaction costs, severance, wind-down, lease abandonment and transition costs are expected to be between $7 million and $8 million incurred over the period from closing through 2014.

About Almost Family, Inc.
Almost Family, Inc., founded in 1976, is a leading regional provider of home health nursing services, with branch locations (following the closing of the SunCrest transaction) in Florida, Ohio, Tennessee, Kentucky, Connecticut, New Jersey, Massachusetts, Georgia, Pennsylvania, Indiana, Missouri, Illinois, Mississippi and Alabama (in order of revenue significance). Almost Family, Inc. and its subsidiaries operate a Medicare-certified segment and a personal care segment. Altogether, with this transaction, Almost Family will operate over 240 branch locations in fourteen U.S. states.

Forward Looking Statements
All statements, other than statements of historical facts, included in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," estimate," "project," anticipate," "continue," or similar terms, variations of those terms or the negative of those terms. These forward-looking statements are based on the Company's current plans, expectations and projections about future events.

Because forward-looking statements involve risks and uncertainties, the Company's actual results could differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. The potential risks and uncertainties which could cause actual results to differ materially include: regulatory approvals or third party consents may not be obtained; the impact of further changes in healthcare reimbursement systems, including the ultimate outcome of potential changes to Medicare reimbursement for home health services and to Medicaid reimbursement due to state budget shortfalls; the ability of the Company to maintain its level of operating performance and achieve its cost control objectives; changes in our relationships with referral sources; the ability of the Company to integrate acquired operations, including obtaining synergies, integration objectives and anticipated timelines; government regulation; health care reform; pricing pressures from Medicare, Medicaid and other third-party payers; changes in laws and interpretations of laws relating to the healthcare industry; and the Company’s self-insurance risks. For a more complete discussion regarding these and other factors which could affect the Company's financial performance, refer to the Company's various filings with the Securities and Exchange Commission, including its filing on Form 10-K for the year ended December 31, 2012, in particular information under the headings "Special Caution Regarding Forward-Looking Statements" and “Risk Factors.” The Company undertakes no obligation to update or revise its forward-looking statements.